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                                                                   EXHIBIT 99.16
                              ASSIGNMENT AGREEMENT



         This Agreement dated this 13th day of June 2002, is between BST Group, Inc., a Florida corporation ("Assignor"), whose principal place of business is 4960 S.W. 72nd Ave., Miami, FL 33155 and Presidion Solutions IV Inc. ("Assignee"), whose principal place of business is 5825 US Highway 27, North, Sebring, FL 33870.

                                   WITNESSETH

         WHEREAS, Assignor is a duly authorized and licensed Professional Employer Organization formed pursuant to the laws of the State of Florida and authorized and admitted in the State of Florida to offer Professional Employer Organization (employee leasing) services.

         WHEREAS, Assignee is a duly authorized and licensed Professional Employer Organization formed pursuant to the laws of the State of Florida and authorized and admitted in the State of Florida to offer Professional Employer Organization (employee leasing) services.

         WHEREAS, Assignor and Assignee have agreed that Assignor will assign to Assignee all of Assignor's Client Service Agreements/Subscriber Agreements listed on Exhibit A, including all of Assignor's right, title, and interest to these Client Service Agreements/Subscriber's Agreements, but no liabilities, on the terms and conditions of this Assignment Agreement:

         NOW THEREFORE, in consideration of the Assignee's agreement to pay Assignor the payments required by the Payment Schedule attached hereto, and other good and valuable consideration furnished by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee, intending to be legally bound, do hereby covenant and agree as follows:

         SECTION 1.  ASSIGNMENT:

         1.1 Assignor hereby irrevocably assigns, transfers, and conveys to Assignee, all of the Client Service Agreements/Subscriber Agreements set forth on Exhibit A ("the Assigned Agreements"), including all of Assignor's right, title and interest in the Client Service Agreements/Subscriber Agreements. No liabilities are assigned to Assignee. The Assigned Agreements set forth on Exhibit A reflect contracts that have no known notice of termination from either any client of Assignor or from Assignor to any client.



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         1.2      If Assignor assigns to Assignee any additional Client Service
                  Agreements/Subscriber Agreements, those agreements shall also be assigned subject to all terms and conditions of this Assignment Agreement.

         SECTION 2.  SERVICES:

         2.1 Assignee shall commence servicing the Assigned Agreements on June 14, 2002.

         2.2 Assignee shall at all times comply with the laws of the State of Florida or any jurisdiction in which the Clients subject to the Assigned Agreement have employees.

         SECTION 3.  INDEMNIFICATIONS:

         3.1 Assignor hereby unconditionally indemnifies, holds harmless, protects and defends Assignee (including Assignee's successors and assigns), and all of their respective subsidiary, affiliated, related, and parent companies, their respective shareholders, employees, attorneys, officers, directors, agents and representatives (all indemnified parties referred to as "Assignee Indemnified Parties") from and against any and all claims, demands, damages (including liquidated, punitive and compensatory), injuries, deaths, actions and causes of actions, costs and expenses (including attorney's fees and expenses at all levels of proceedings), losses and liabilities of whatever nature (including liability to third parties), and all other consequences of any sort, without limit, that may be asserted or brought against any Assignee Indemnified Party which is in any way related to any act or omission by Assignor, or by any Assignor employee or independent contractor concerning the Assigned Agreements which pertain to matters which occurred prior to the effective date of this Agreement. This indemnification shall also be applicable to any other act or omission by Assignor, or by any Assignor employee or independent contractor and to any other act or omission by or under the direction of Assignor or Assignor's employees or contractors, including without limitation, any violation of any local, state and/or federal law, regulation, ordinance, directive or rule whatsoever. For purposes of this indemnification provision "act or omission" includes any intentional, negligent, fraudulent, or criminal act or omission, or the misappropriation of any funds.

         3.2 Assignee hereby unconditionally indemnifies, holds harmless, protects and defends Assignor (including Assignor's successors and assigns), and all of their respective subsidiary, affiliated, related, and parent companies, their respective shareholders, employees, attorneys, officers, directors, agents and representatives (all indemnified parties referred to as "Assignor Indemnified Parties") from and against any and all claims, demands, damages (including liquidated, punitive and compensatory), injuries, deaths, actions and causes of

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actions, costs and expenses (including attorney's fees and expenses at all levels of proceedings), losses and liabilities of whatever nature (including liability to third parties), and all other consequences of any sort, without limit, that may be asserted or brought against any Assignor Indemnified Party which is in any way related to any act or omission by Assignee, or by any Assignee employee or independent contractor (other than Assignor), concerning the Assigned Agreements which pertain to matters which occurred after the effective date of this assignment. This indemnification shall also be applicable to the performance of any service by Assignee which is required to be performed under this Agreement and to any other act or omission by Assignee, or by any Assignee employee or independent contractor and to any other act or omission by or under the direction of Assignee or Assignee's employees or contractors (excluding Assignor), including without limitation, any violation of any local, state and/or federal law, regulation, ordinance, directive or rule whatsoever. For purposes of this indemnification provision "act or omission" includes any intentional, negligent, fraudulent, or criminal act or omission, or the misappropriation of any funds.

         SECTION 4. GENERAL PROVISIONS:

         4.1. All Assignee's records pertaining to the Assigned Agreements shall be subject to inspection and audit at any reasonable time by the Assignor's representative subject to Assignor and its representative signing an appropriate confidentiality agreement.

         4.2 If any particular provision of this Assignment Agreement shall be in conflict with the laws of the State of Florida, such law shall have control and this Agreement shall be deemed so amended; however, in all other respects, the remaining terms of this Agreement shall not be affected.

         4.3 This Assignment Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

         4.4. The Assignor shall not be construed in any way as having any ownership, control, or holding stock in Assignee or any related company.

         4.5. Assignor acknowledges that it has not been induced to enter into this Agreement by any representation or warranty not set forth in this Agreement including but not limited to any statement made by any officer or agent of Assignee.

         4.6 Assignor acknowledges that Assignee shall not be liable for any liabilities of Assignor that occurred prior to the effective date of the assignment of the Assigned Agreements. In addition, Assignor acknowledges that Assignee shall not be liable for any loss of business, goodwill, profits, or other damages, incurred by Assignor as a result of any decision by Assignee, or by any client or

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potential client of Assignee, to not enter into, or to cease any business relationship.

         4.7. The captions and headings throughout this Agreement are for convenience and reference. The words of the captions and headings should in no way be held or deemed to define, describe or explain, modify or limit the meaning of any provision, or the scope or intent of this Agreement.

         4.8 No rights of any third party (including any employee or independent contractor of Assignor) are created by this Agreement and no person not a party to this Agreement may rely on any aspect of this Agreement notwithstanding any representation, written or oral, to the contrary.

         4.9 Assignee makes no warranty as to the level of service it will provide to any client supplied by Assignor. Assignee shall not be responsible for any loss of compensation on the part of Assignor due to the termination of any client's relationship with Assignee.

         4.10 No remedy herein, conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

         4.11 Assignee reserves the right, in its sole discretion, to terminate any of the Assigned Agreements, at any time.

         4.12 This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

         4.13. This Agreement replaces and supersedes all prior agreements, written or oral, which may have existed between the Assignor and Assignee. No premises, statements or representations whether written or oral, not included within the "four corners" of this Agreement, and including Exhibit A, shall be binding or otherwise a part of this Agreement, other than that document entitled "Commission Schedule" signed by the Parties hereto and dated July 26, 2002. This Agreement and Exhibit A, along with the aforementioned "Commission Schedule" Agreement constitute the full and complete agreement of the Parties.

         4.14 This Agreement shall be governed by and construed in accordance with the laws of the State of Florida both as to interpretation and performance (excluding its choice of law provisions if such law would result in the application of the law of a jurisdiction other than Florida) and venue shall be in the applicable court in Highlands County, Florida.



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         EXECUTED this 13th day of June 2002.


BST GROUP, INC.



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John W. Burcham II, President


PRESIDION SOLUTIONS IV INC.

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Craig A. Vanderburg, President     I